Exhibit 99.2

ADDITIONAL DISCLOSURES

In connection with the private placement of the Notes (as defined in the accompanying Current Report on Form 8-K), the Company is making available to certain potential purchasers of the Notes the information set forth below.

Unless otherwise indicated or the context otherwise requires, all references to “InvenSense,” the “Company,” “we,” “us,” and “our” refer to InvenSense, Inc. and its subsidiaries. Throughout these disclosures we make reference to our agreement to acquire the micro-electro-mechanical system (“MEMS”) microphone business line of Analog Devices, Inc. (“ADI”) pursuant to a Master Asset Purchase and Sale Agreement, entered into on October 14, 2013, between the Company and ADI (the “Merger”).

Recent Developments

Analog Devices MEMS Microphone Business Line Acquisition

On October 31, 2013, we completed the acquisition of the assets of the MEMS microphone business line of Analog Devices, Inc. (“ADI”), including intellectual property, goodwill and certain tangible and intangible assets. The transaction included all MEMS microphone devices and complete turnkey reference designs for ADI’s MEMS microphone product line, approximately 37 of ADI’s core employees within the MEMS microphone product line and certain support operations, located primarily in Wilmington, Massachusetts, Bratislava, Slovakia and Shanghai, China. In addition, ADI will provide certain transition related services to us, which include supplying inventory for a limited period of time following the acquisition.

In ADI’s fourth fiscal quarter ended November 2, 2013, based upon preliminary estimates, we believe that the acquired business generated approximately $5 to $6 million in revenues and had similar gross margins to our overall gross margins for recent periods. These estimates were provided to us by representatives of the acquired business, and have not been subject to review or independent verification by us or our auditors. Such estimates may be subject to change and do not reflect the offering contemplated in this offering memorandum.

We expect the acquisition to accelerate our audio roadmap and complement our current MEMS product offerings for existing mobile, gaming and wearable device customers, while gaining entry into new markets. We believe the acquisition expands our patent portfolio and is expected to increase our tier one customer base, which includes major OEM brands worldwide.

In connection with the acquisition, we paid ADI $100.0 million in cash, with potential additional amounts up to $70.0 million payable upon achievement of certain revenue targets over the 12-month period following the closing. We will record one-time costs for transaction expenses related to the acquisition and commence the amortization of our acquired intangible assets in our third fiscal quarter ending December 29, 2013. The amount of those expenses has not yet been determined. Other than these expenses, the transaction is not expected to significantly impact earnings for the balance of our fiscal year ending March 30, 2014 and is expected to be accretive to earnings thereafter.